UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2011

UTi Worldwide Inc.
 (Exact name of registrant as specified in its charter)

British Virgin Islands	000-31869	N/A
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9 Columbus Centre, Pelican Drive Road Town, Tortola British Virgin Islands c/o UTi, Services, Inc.100 Oceangate, Suite 1500 Long Beach, CA	90802 USA
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 562.552.9400

N/A
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

UTi Worldwide Inc.

Current Report on Form 8-K
June 30, 2011

Item 7.01. Regulation FD Disclosure.

On June 30, 2011, Roger I. MacFarlane, a director, the Chairman of the Board, a founder and the former Chief Executive Officer of UTi Worldwide Inc. (the “Company”), adopted a pre-arranged stock trading plan (the “Plan”) as part of his individual long-term strategy for asset diversification, tax and estate planning. The Plan, which was adopted during an authorized trading period, is intended to comply with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Company’s policies regarding stock transactions.

Under the Plan, Mr. MacFarlane plans to sell up to 500,000 ordinary shares of the Company through an authorized third-party broker during a period beginning July 29, 2011 and ending no later than January 15, 2012 at a price at or above a price specified in the Plan. As reported in the Company’s most recent proxy statement, Mr. MacFarlane beneficially owns approximately 2.4 million ordinary shares of the Company.

Pursuant to the Plan, Mr. MacFarlane has undertaken to report transactions under the Plan through filings with the Securities and Exchange Commission in accordance with applicable securities laws, rules and regulations.

The information in this item 7.01 is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth in such filing.

The Company does not undertake to report other Rule 10b5-1 trading plans that may be adopted by officers, directors or employees of the Company in the future, or to report any modification or termination of any publicly announced plan (including, without limitation, the Plan), except to the extent required by applicable law.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UTi Worldwide Inc.

Date:	July 1, 2011	By:	/s/ Lance E. D’Amico

Lance E. D’Amico
Senior Vice President, Enterprise Support Services & General Counsel